Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE

Stage Stores Issues Statement

HOUSTON - March 2, 2017 - In response to a filing made today with the U.S. Securities and Exchange Commission by an entity purporting to be named “HMA Acquisition, Inc.,” Stage Stores, Inc. (NYSE:SSI) today noted that it has not received any offer or other communication from such entity and has not been able to confirm that such an entity exists.

About Stage Stores
Stage Stores operates 798 specialty department stores in 38 states and a direct-to-consumer channel under the BEALLS, GOODY'S, PALAIS ROYAL, PEEBLES and STAGE nameplates. The Company’s stores, predominantly located in small towns and communities, and direct-to-consumer business offer a moderately priced, broad selection of trend-right, brand name apparel, accessories, cosmetics, footwear and home goods for the entire family. The Company’s direct-to-consumer channel includes its e-commerce website and Send program. Its e-commerce website features assortments of merchandise similar to that found in its stores, as well as products available exclusively online. The Send program allows customers in the stores to have merchandise shipped directly to their homes if the merchandise is not available in the local store. For more information about Stage Stores, visit the Company’s website at www.stagestoresinc.com.

Contact:
Stage Stores, Inc.
Randi Sonenshein, 713-331-4967
Senior Vice President, Finance and Strategy
rsonenshein@stagestores.com

Matthew Sherman / Viveca Tress
Joele Frank, Wilkinson Brimmer Katcher
212-355-44449